Columbia Funds Series Trust I - Semi-annual N-SAR report for the period ending 9/30/10

Columbia Blended Equity Fund
Columbia Bond Fund
Columbia Emerging Markets Fund
Columbia Energy and Natural Resources Fund
Columbia Corporate Income Fund (formerly, Columbia Income Fund)
Columbia Intermediate Bond Fund
Columbia International Growth Fund
Columbia Pacific/Asia Fund
Columbia Mid Cap Core Fund
Columbia Select Small Cap Fund
Columbia Select Opportunities Fund
Columbia Select Large Cap Growth Fund
Columbia Short-Intermediate Bond Fund
Columbia Value and Restructuring Fund
Columbia U.S. Treasury Index Fund
Columbia World Equity Fund
(each a "Fund", collectively the "Funds")



Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On April 30, 2010, a Form Type 497, Accession No. 0001193125-10-102135,
which included supplements dated May 1, 2010 to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. These are hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplements disclosed, among other things, certain changes that were made to the entities serving as investment adviser, administrator, distributor, and transfer agent of the Funds upon the closing of the sale of a portion of the asset management business, including the business of managing the Funds, from Bank of America, N.A. to Ameriprise Financial, Inc. on April 30, 2010.

On July 29, 2010, Forms Type 485(b), Accession Nos. 0001193125-10-170796
and 0001193125-10-170803, amendments to the registration statement of Columbia Funds Series Trust I were filed with the SEC. They are hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The post-effective amendments disclosed, among other things, certain changes that were made to the policies with respect to security investments of Columbia Blended Equity Fund, Columbia Bond
Fund, Columbia Emerging Markets Fund, Columbia Energy and Natural Resources Fund, Columbia Corporate Income Fund, Columbia Intermediate Bond Fund, Columbia International Growth Fund, Columbia Pacific/Asia Fund, Columbia Mid Cap Core Fund, Columbia Select Small Cap Fund, Columbia Select Opportunities Fund, Columbia Select Large Cap Growth Fund, Columbia Short-Intermediate Bond Fund, Columbia Value and Restructuring Fund, Columbia U.S. Treasury Index Fund and Columbia World Equity Fund, as well as a change of fund name and principal investment strategy for the Fund formerly know as Columbia Income Fund.

Item 77E - Legal Proceedings:

Information Regarding Pending and Settled
Legal Proceedings

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express
Financial Advisors Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company
(now known as legacy RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants motion to dismiss the complaint, the District
Court dismissed one of plaintiffs four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8, 2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Courts decision in Jones v. Harris Associates. On
June 4, 2010, the Eighth Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Courts decision in Jones v. Harris Associates.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange Commission (SEC) and Minnesota Department of Commerce (MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/ admin/ia-2451.pdf. Ameriprise Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the funds
Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.


Item 77I/77Q1(d) - Terms of new or amended securities:

On September 27, 2010, a Form Type 485BPOS, Accession No.
0001193125-10-217500, an amendment to the registration statement of Columbia Funds Series Trust I (the "Trust"), was filed with the SEC.
This amendment registered various new classes of shares for certain series of the Trust, effective September 27, 2010, and describes the characteristics of the new share classes. The following share classes were added to the Funds listed below:

Columbia Bond Fund - Class B, I, T and W
Columbia Emerging Markets Fund - Class I, R and W
Columbia Energy and Natural Resources Fund - Class B, I, R and R4
Columbia Corporate Income Fund - Class I and W
Columbia Intermediate Bond Fund - Class I and W
Columbia Pacific/Asia Fund - Class I
Columbia Select Large Cap Growth Fund - Class I and W
Columbia U.S. Treasury Index Fund - Class I
Columbia Value and Restructuring Fund - Class I and W


An Amended and Restated Multi-Class Plan, pursuant to Rule 18f-3(d), for the Funds dated September 7, 2010 is incorporated by reference to Post-Effective Amendment No. 111 to the Registration Statement of the Registrant on Form Type 485(b) filed on September 27, 2010,
Accession No. 0001193125-10-217500.